------                             U.S. SECURITIES AND EXCHANGE COMMISSION                            ------------------------------
FORM 4                                     WASHINGTON, D.C. 20549                                              OMB APPROVAL
------                                                                                                ------------------------------
                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                          OMB NUMBER: 3235-0287
[ ] CHECK THIS BOX IF NO                                                                              EXPIRES: DECEMBER 31, 2001
    LONGER SUBJECT TO         FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            EXCHANGE ACT OF 1934, SECTION 17(a) OF THE                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         PUBLIC UTILITY HOLDING COMPANY ACT OF 1935                          ------------------------------
    MAY CONTINUE. SEE             OR SECTION 30(f) OF THE INVESTMENT COMPANY
    INSTRUCTION 1(b).                            ACT OF 1940


------------------------------------------------------------------------------------------------------------------------------------
 1. NAME AND ADDRESS OF REPORTING PERSON*    2. ISSUER NAME AND TICKER OR TRADING SYMBOL      6. RELATIONSHIP OF REPORTING PERSON
    Guelich        Karl             D.          F5 NETWORKS, INC. (ffiv)                         TO ISSUER (Check all applicable)
-------------------------------------------  ----------------------------------------------       X  Director          10% Owner
    (Last)        (First)         (Middle)   3. IRS OR SOCIAL SECURITY    4. STATEMENT FOR      ----               ---
                                                NUMBER OF REPORTING          MONTH/YEAR              Officer (give    Other (specify
  c/o F5 Networks, Inc.                         PERSON, IF AN ENTITY        May 2002            ---- title below)  --- below)
  401 Elliott Avenue West                       (VOLUNTARY)               -----------------
-------------------------------------------                               5. IF AMENDMENT,
    (Street)                                                                 DATE OF ORIGINAL   ------------------------------------
                                                                               (MONTH/YEAR)
  Seattle          WA              98119                                                      7. INDIVIDUAL OR JOINT/GROUP FILING
-------------------------------------------                                -----------------     (CHECK APPLICABLE LINE)
    (City)        (State)           (Zip)                                                      X    Form filed by One
                                                                                              ----  Reporting Person
                                                                                                    Form filed by More than
                                                                                              ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. TITLE OF SECURITY           2. TRANS-   3. TRANS-    4. SECURITIES ACQUIRED (A)  5. AMOUNT OF        6. OWNERSHIP  7. NATURE OF
    (Instr. 3)                     ACTION      ACTION       OR DISPOSED OF (D)          SECURITIES          FORM:         INDIRECT
                                   DATE        CODE         (Instr. 3, 4 and 5)         BENEFICIALLY        DIRECT        BENEFICIAL
                                   (Month/     (Instr. 8)                               OWNED AT            (D) OR        OWNERSHIP
                                   Day/                                                 END OF MONTH        INDIRECT      (Instr. 4)
                                   Year)  ---------------------------------------       (Instr. 3 and 4)    (I)
                                          Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock                   5/13/02    P              440       A      $11.44          440                I        By Partner-
                                                                                                                        ship(1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information
contained in this form are not required to respond unless the form                                                            (Over)
displays a currently valid OMB Number.                                                                               SEC 1474 (3-99)

                                                     (Print or Type Responses)


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price of
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         Derivative
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Security
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      (Instr. 5)
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/
                             ative        Year)                  (Instr. 3, 4,    Year)
                             Security                            and 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                    Code  V     (A)     (D)    Date    Expira-    Title   Amount or
                                                                               Exer-   tion               Number of
                                                                               cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option   $11.12      5/6/02      A          15,000         5/6/02  5/6/12    Common    15,000
(right to buy)(2)                                                                                Stock

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

--------------------------------------------------------------------------
   15,000                       D
--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------
Explanation of Responses:

(1) Represents the reporting person's proportionate beneficial interest in shares held by a family partnership. The reporting person shares dispositive power over these shares with the other partners as per the partnership agreement.

(2) The options vested 100% on the grant date.

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                   /s/ KARL GUELICH                   6/4/02
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------    ---------------
      If space is insufficient, see Instruction 6 for procedure.                  **Signature of Reporting Person    Date

Potential persons who are to respond to the collection of information                                                         Page 2
contained in this form are not required to respond unless the form                                                   SEC 1474 (3-99)
displays a currently valid OMB Number.
